Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

Franklin UK Bidco Limited,

Fintrax US Acquisition Subsidiary, Inc.

and

Planet Payment, Inc.

Dated as of October 26, 2017

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 26, 2017, by and among: Franklin UK Bidco Limited, a private limited company incorporated under the Laws of England and Wales (“Parent”); Fintrax US Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and Planet Payment, Inc., a Delaware corporation (the “Company” together with Parent and Acquisition Sub, the “Parties”, and each a “Party”).

RECITALS

A.                                    The Company’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (“Company Common Stock”), and shares of Series A Preferred Stock, par value $0.01 per share (“Company Series A Preferred Stock”).

B.                                    Upon the terms and subject to the conditions of this Agreement, including Annex I, Acquisition Sub has agreed to commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of (i) Company Common Stock for $4.50 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Common Stock Offer Price”), net to the seller in cash, without interest, subject to any withholding of Taxes (as defined herein) required by applicable Law, and (ii) Company Series A Preferred Stock for $13.725 per share, equal to the Common Stock Offer Price multiplied by the conversion ratio set forth in the Company Certificate of Incorporation (as defined below) rounded to the nearest one-hundredth, which is 3.05 (such amount, or any greater amount per share paid to the Company Series A Preferred Stockholders pursuant to the Offer to the extent permitted under this Agreement, being the “Preferred Stock Offer Price”) net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law.

C.                                    Following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of (i) Company Common Stock not owned directly or indirectly by Parent, Acquisition Sub or the Company will be converted into the right to receive the Common Stock Offer Price, net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law and (ii) Company Series A Preferred Stock not owned directly or indirectly by Parent, Acquisition Sub or the Company will be converted into the right to receive the Preferred Stock Offer Price, net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, in each case, upon the terms and subject to the conditions of this Agreement.

D.                                    The Parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement.

E.                                    The Board of Directors of the Company has unanimously determined that this Agreement and the other transactions contemplated herein are advisable and in the best interests of the Company and its stockholders, has unanimously approved this Agreement, the Offer and the Merger and the other transactions contemplated herein in accordance with the DGCL, has unanimously resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer and has elected that this Agreement and the transactions contemplated herein be expressly governed by Section 251(h) of the DGCL and has approved the Support Agreements (as defined below) for purposes of and in accordance with Section 203 of DGCL.

F.                                     The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Offer, the Merger and the other transactions contemplated herein.

G.                                   The Board of Directors of Acquisition Sub has determined that, on the terms and subject to the conditions set forth herein, this Agreement, the Offer, the Merger and the other transactions contemplated herein are advisable and in the best interests of Acquisition Sub and its stockholders, and has approved this Agreement, the Offer, the Merger and the other transactions contemplated herein.

H.                                   Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, Parent and Acquisition Sub have entered into agreements with certain stockholders of the Company pursuant to which those stockholders, among other things, have irrevocably agreed to tender the Company Common Stock and Company Series A Preferred Stock beneficially owned by each of them in the Offer (collectively, the “Support Agreements”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions.

(a)                                 As used herein, the following terms have the following meanings:

“Acceptance Time” means the first time at which Acquisition Sub accepts for payment any Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of fifteen percent (15%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any Entity that holds assets representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding shares of Company Common Stock and any other voting securities of the Company (or instruments convertible to or exchangeable for fifteen percent (15%) or more of such outstanding shares or securities) or (v) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Anticorruption Law” means any Law of any Governmental Entity applicable to the Acquired Companies or their Affiliates that relates to bribery or corruption including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Acquired Company or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”).

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, USA, Paris, France or London, England are authorized or obligated by Law or executive order to be closed.

“CBA” means any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization or works council.

“Certificate of Designation” means the Company’s Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of the State of Delaware.

“Change in Circumstances” means an event, occurrence, fact or change that materially affects the business, assets or operations of the Acquired Companies, taken as a whole (other than any event, occurrence, fact or change resulting from a breach of this Agreement by any Acquired Company) that becomes known to the Company Board after the date of this Agreement and that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the Acceptance Time, other than (i) changes in the Company Common Stock price (however, the underlying reasons for such changes may constitute a Change in Circumstances), (ii) any Acquisition Proposal or Acquisition Inquiry, (iii) the fact that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute a Change in Circumstances) and (iv) effects resulting from the public announcement, execution or closing of the proposed transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Acquired Companies or with respect to which any Acquired Company has any Liability.

“Company Board” means the Board of Directors of the Company.  For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments.

“Company Common Stock Option” means each outstanding option to purchase shares of Company Common Stock under any Company Equity Incentive Plan.

“Company Compensatory Award” means each Company Common Stock Option and Company Restricted Stock Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the 2000 Stock Incentive Plan, the 2006 Equity Incentive Plan and the 2012 Equity Incentive Plan.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Acquired Companies.  “Company Intellectual Property Assets” includes, without limitation, Company Patents, Company Marks, Company Copyrights, Company Trade Secrets and Company Software.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other such Effects, is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided that in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) changes in the Company’s stock price or trading volume, (ii) any failure by the Company to meet published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause “(ii)” and in clause “(i)” shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect), (iii) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, (iv) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) changes in conditions in the industries in which the Acquired Companies conduct business, including changes in conditions in the software industry generally or the information security industry generally, (vi) changes in political conditions in the United States or any other country or region in the world (including the decision by the United Kingdom to leave the European Union), (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world, (ix) effects resulting from the public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, vendors or partners, or the identity of Parent or any of its controlled Affiliates as the acquiror of the Company, (x) (A) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by, this Agreement or (C) the failure to take any action prohibited by this Agreement, (xi) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof), (xii) changes in GAAP or other accounting standards (or the interpretation thereof), (xiii) any Transaction Litigation and (xiv) matters expressly set forth in the Company Disclosure Schedule to the extent that such effects referred to therein would, on their face, reasonably be expected to have a Company Material Adverse Effect; provided that, for purposes of this clause (xiv), the mere inclusion of a list of items such as Contracts, option grants, customers, vendors or Intellectual Property Assets shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list; provided further that, in each of the foregoing clauses “(iii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii),” “(xi)” and “(xii),” such effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other similarly situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Equity Incentive Plan or otherwise that is, at the Effective Time, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting, including awards under the Company’s management incentive plan.

“Company Software” means material Software owned or purported to be owned by the Acquired Companies.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Fintrax Group, dated as of November 10, 2016, as amended on September 14, 2017.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Davis Bacon Act” means the Davis-Bacon Act of 1931.

“Effect” means any effect, change, event, condition, occurrence, circumstance or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all actions, Orders or Encumbrances by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (ii) circumstances forming the basis of any violation or alleged violation of, or Liability under, any Environmental Law.

“Environmental Law” means all Law concerning pollution or protection of the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Company in connection with its business under applicable Environmental Law.

“Equal Pay Act” means the Equal Pay Act of 1963.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” means the Persons (and their agents and arrangers) that have committed to provide or arrange any of the Financing or have otherwise entered into agreements (including any debt commitment letters or other debt financing documents contemplated thereby or any joinder agreement, indenture or credit agreement pursuant thereto) in connection with all or any part of the Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith and the lenders thereunder; provided, however, that in no event shall the Financing Sources include Parent, Acquisition Sub, or their Affiliates.

“Financing Sources Related Parties” means the Financing Sources together with their Affiliates, in each case in their capacity as such, and any of their or their Affiliates’ respective, direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, controlling persons, agents, advisors, other representatives, successors or assignees; provided, however, that in no event shall the Financing Sources Related Parties include Parent, Acquisition Sub, or their Affiliates.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Entity, including state-owned or state-controlled Entities, or of a public organization or any Person representing or acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” means any foreign or domestic federal, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated, listed, defined or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Industry Security Standards” means all rules, regulations, standards or guidelines adopted or required by the payment card networks or the PCI Security Standards Council, LLC relating to privacy, data security, and the safeguarding, disclosure and handling of payment information, including the “Payment Card Industry Data Security Standard and Guidelines, and, to the extent applicable, Visa’s “Cardholder Information Security Program,” MasterCard’s “Site Data Protection Program,” and the PCI “PIN Security Requirements,” in each case as may be amended or replaced from time to time.

“Intellectual Property Assets” means any and all of the following, as they exist in any jurisdiction throughout the world: (i) patents and patent applications of any kind, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, corporate names, and other similar designations of source or origin, and Internet domain names, and registrations and applications for registration of any of the foregoing, together with the goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, and database rights, including without limitation all rights in Software and collections of data (including Personal Data), and all copyright registrations and applications for any of the foregoing (collectively, “Copyrights”); (iv) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques, processes and Personal Data, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) mask work rights;

(vi) Software; and (vii) any and all other intellectual property rights and rights in confidential information of every kind and description under applicable Law.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, data, data communication lines and other information technology equipment, any interconnection of the foregoing, and associated documentation.

“Knowledge” or any similar expression used with respect to the Company, means the actual knowledge of individuals listed in Section 1.1 of the Company Disclosure Schedule, after reasonable inquiry of the Persons with the administrative or operational responsibility for such matter in question; provided that with respect to matters involving Intellectual Property Assets, knowledge does not require any such Person to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any intellectual property rights clearance searches, and no knowledge of any third-party Intellectual Property Assets that would have been revealed by such inquiries, opinions or searches will be imputed to such Person (for clarity, except to the extent any such inquiries, opinions or searches were in fact conducted).

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy, guideline or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights currently leased by the Acquired Companies.

“Legal Proceeding” means any lawsuit, court action or other court proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database; (b) delivered to Parent or Parent’s representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s representatives at least two (2) Business Days prior to the execution of this Agreement in the virtual data room hosted by Merrill Corporation and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the balance sheet of the Company as of June 30, 2017, which is included in the Company’s Report on Form 10-Q filed with the SEC for the quarterly period ended June 30, 2017.

“Open Source Code” means all Software and other material that is distributed as “open source software,” “free software,” “copyleft” software, or under a similar licensing or distribution model, or under contractual terms of use or conveyance/distribution that include a requirement, obligation or condition, with respect to all or any portion of any Software, (i) that out-licensing or conveyance/distribution be on the same terms and conditions as such Software or other material is in-licensed, (ii) that a license be granted under patent rights to other licensees with respect to such Software (or modifications to such Software), or (iii) that all or any portion of any Software or other materials (1) be disclosed or conveyed/distributed in source code form, (2) be licensed for any purpose, including the creation of derivative works or (3) be redistributable without imposing an obligation as to amounts, if any, charged for such redistributed copies.  “Open Source Code” includes, but is not limited to, Software licensed or conveyed/distributed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Apache License v2.0, the BSD License and the MIT License.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights currently owned by the Acquired Companies.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the ability of Parent to consummate the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) real estate taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not due and payable, or that are being contested in good faith, (iii) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon, (iv) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) liens imposed by Law, (vi) non-exclusive rights or licenses granted by the Acquired Companies in the ordinary course of business to (1) their customers to use the Acquired Companies’ products and services and (2) service providers, contractors, consultants and other vendors solely to provide their respective services to the Acquired Companies, and (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, Entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Data” means data or information relating to any natural person or information capable of being associated with a device associated with any natural person, including name, address, telephone number, fax number, electronic mail address or other contact information, financial or credit information, geographic location, IP address, social security number, bank account number, credit card number, racial or ethnic origin, physical or mental health, criminal offenses, and data regarding a natural person’s spending habits, or activities online or on a mobile device.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation: (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom; (b) any Person located, organized or resident in a Sanctioned Territory; or (c) any Person directly or indirectly owned or controlled by any Person described in the foregoing clauses “(a)” and “(b)”.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a relevant Governmental Entity, including but not limited to those administered by the U.S. government through the Office of Foreign Assets

Control of OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Contract Act” means the McNamara — O’Hara Service Contract Act of 1965.

“Software” means computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 80%) received after the date hereof that was not solicited or negotiated in breach of Section 6.2, that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d), including financing, regulatory approvals, identity of the Person or group making the Acquisition Proposal, breakup fee provisions, would, if consummated, result in a transaction that (i) is more favorable to the holders of Company Common Stock and the Company Series A Preferred Stock from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated in accordance with its terms.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Acquisition Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Acquisition Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, a Third Party (other than a Governmental Entity) against the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“Walsh Healey Act” means the Walsh — Healey Act of 1936.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local law relating to plant closings and layoffs.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Index of Defined Terms

Term	Section
Minimum Condition	Annex I
401(k) Plans	6.7(d)
Acceptance Time	1.1(a)
Acquired Companies	1.1(a)
Acquisition Inquiry	1.1(a)
Acquisition Proposal	1.1(a)
Acquisition Sub	Preamble
ADA	1.1(a)
ADEA	1.1(a)
Affiliate	1.1(a)
Agreement	1.1(a)
Alternative Acquisition Agreement	2.3(c)
Anti-Money Laundering Laws	1.1(a)
Anticorruption Law	1.1(a)
Antitrust Law	1.1(a)
Appraisal Shares	3.8(c)

Book Entry Share	3.5(a)(i)
Burdensome Restraint	6.3(a)
Business Day	1.1(a)
Card Associations	4.9(a)
CBA	1.1(a)
Certificate of Designation	1.1(a)
Change in Circumstances	1.1(a)
Change in Circumstances Notice	2.3(d)(ii)
Change in Circumstances Notice Period	2.3(d)(ii)
Change in Recommendation	2.3(c)
Closing	3.3
Closing Date	3.3
Code	1.1(a)
Common Stock Minimum Condition	Annex I
Common Stock Offer Price	Recitals
Company	Preamble
Company 10-K	1.1(a)
Company Benefit Plan	1.1(a)
Company Board	1.1(a)
Company Board Recommendation	2.3(a)
Company Bylaws	1.1(a)
Company Certificate of Incorporation	1.1(a)
Company Common Stock	Recitals
Company Common Stock Option	1.1(a)
Company Compensatory Award	1.1(a)
Company Copyrights	4.6(a)
Company Disclosure Schedule	1.1(a)
Company Equity Incentive Plans	1.1(a)
Company Intellectual Property Assets	1.1(a)
Company Marks	4.6(a)
Company Material Adverse Effect	1.1(a)
Company Patents	4.6(a)
Company Related Parties	9.12
Company Restricted Stock Award	1.1(a)
Company SEC Documents	4.4(a)
Company Series A Preferred Stock	Recitals
Company Software	1.1(a)
Company Stock Certificate	3.5(a)(i)
Company Subsidiary	4.3(e)
Company Trade Secrets	4.6(b)(viii)
Compensation Committee	6.8
Confidentiality Agreement	1.1(a)
Continuing Employee	6.7(a)
Contract	1.1(a)
Copyrights	1.1(a)
Davis Bacon Act	1.1(a)

Debt Financing Letter	6.13(a)
Delaware Courts	9.5
DGCL	Recitals
Dissenting Stockholders	3.5(a)(i)
Effect	1.1(a)
Effective Time	3.3
Encumbrance	1.1(a)
End Date	8.1(b)
Entity	1.1(a)
Environmental Claims	1.1(a)
Environmental Law	1.1(a)
Environmental Permits	1.1(a)
Equal Pay Act	1.1(a)
ERISA	1.1(a)
Exchange Act	Recitals
Excluded Shares	3.5(a)(i)
Expiration Date	2.1(d)
Financial Advisor Agreement	4.21
Financing	6.12(a)
Financing Sources	1.1(a)
Financing Sources Related Parties	1.1(a)
FLSA	1.1(a)
FMLA	1.1(a)
GAAP	1.1(a)
Government Official	1.1(a)
Governmental Entity	1.1(a)
Hazardous Materials	1.1(a)
HSR Act	1.1(a)
Indemnified Party	6.9(g)
Industry Security Standards	1.1(a)
Initial Expiration Date	2.1(d)
Intellectual Property Assets	1.1(a)
IRS	1.1(a)
IT Systems	1.1(a)
Knowledge	1.1(a)
Law	1.1(a)
Leased Real Property	1.1(a)
Leases	4.7(c)
Legal Proceeding	1.1(a)
Liabilities	1.1(a)
made available to Parent	1.1(a)
Marks	1.1(a)
Material Contract	4.8(b)
Material System	4.6(d)
Maximum Amount	6.9(c)
Measurement Date	4.3(a)

Merger	Recitals
Merger Consideration	3.5(a)(i)
Most Recent Balance Sheet	1.1(a)
NASDAQ	2.1(e)
Notice Period	2.3(d)(i)
OFAC	4.9(d)
Offer	Recitals
Offer Commencement Date	2.1(a)
Offer Conditions	2.1(b)
Offer Document	2.2(a)
Offer to Purchase	2.2(a)
Open Source Code	1.1(a)
Order	1.1(a)
Organizational Documents	1.1(a)
Owned Real Property	1.1(a)
Parent	Preamble
Parent Material Adverse Effect	1.1(a)
Patents	1.1(a)
Paying Agent	3.6(a)
Payment Fund	3.6(a)
Permitted Encumbrances	1.1(a)
Person	1.1(a)
Personal Data	1.1(a)
Preferred Stock Minimum Condition	Annex I
Preferred Stock Offer Price	Recitals
Real Property	1.1(a)
Sanctioned Person	1.1(a)
Sanctioned Territory	1.1(a)
Sanctions	1.1(a)
Sarbanes-Oxley Act	1.1(a)
Schedule 14D-9	2.3(a)
Schedule TO	2.2(a)
SEC	1.1(a)
Securities Act	1.1(a)
Service Contract Act	1.1(a)
Software	1.1(a)
Subsidiary	1.1(a)
Superior Proposal	1.1(a)
Superior Proposal Notice	2.3(d)(i)
Surviving Corporation	Recitals
Tail Policy	6.9(c)
Tax	1.1(a)
Tax Return	1.1(a)
Taxes	1.1(a)
Termination Fee	8.3(b)

Third Party	1.1(a)
Third Party IP Assets	4.6(b)(iii)
Trade Secrets	1.1(a)
Transaction Documents	1.1(a)
Transaction Litigation	1.1(a)
Transactions	1.1(a)
Walsh Healey Act	1.1(a)
WARN Act	1.1(a)
Willful	6.12(d)

ARTICLE 2

THE OFFER

Section 2.1                                    Tender Offer.

(a)                                 Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event within the ten (10) Business Day period commencing on the first (1st) Business Day after the date hereof, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for (i) all of the outstanding Company Common Stock (including any Company Common Stock subject to repurchase rights in favor of the Company) at a price per share equal to the Common Stock Offer Price and (ii) all of the outstanding Company Series A Preferred Stock at a price per share equal to the Preferred Stock Offer Price. The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.”

(b)                                 Subject to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Acquisition Sub is permitted under applicable Law to accept for payment Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment all Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer (and not validly withdrawn).  The obligation of Acquisition Sub to accept for payment Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions).  As promptly as possible after the acceptance for payment of any Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer, Acquisition Sub shall pay for such Company Common Stock and Company Series A Preferred Stock.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Parent and Acquisition Sub expressly reserve the right (x) to increase the Common Stock Offer Price or Preferred Stock Offer Price and (y) to waive any condition to the Offer (to the extent permitted under applicable Laws) or modify the terms of the Offer, except that, without the prior written consent of the Company, neither Parent nor Acquisition Sub shall:

(i)                                     change or waive the Minimum Condition;

(ii)                                  decrease the number of Company Common Stock and Company Series A Preferred Stock sought to be purchased by Acquisition Sub in the Offer;

(iii)                               reduce the Common Stock Offer Price or Preferred Stock Offer Price;

(iv)                              extend or otherwise change the expiration date of the Offer (except to the extent required or permitted pursuant to Section 2.1(e));

(v)                                 change the form of consideration payable in the Offer;

(vi)                              impose any condition to the Offer in addition to the Offer Conditions;

(vii)                           amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock or Company Series A Preferred Stock; or

(viii)                        take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)                                 Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at the later of (i) midnight (New York City time) on the date that is twenty (20) Business Days (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer or (ii) 5:00 p.m. (New York City Time) on December 18, 2017 (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the “Expiration Date”).

(e)                                  Notwithstanding anything to the contrary contained herein, but subject to the Parties’ respective termination rights under Section 8.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer from time to time as follows:  (i) if on the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Acquisition Sub if permitted hereunder, then Acquisition Sub shall extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such shorter period as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Acquisition Sub to waive any Offer Condition, other than the Minimum Condition); and (ii) extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the NASDAQ Stock Market

(“NASDAQ”) or its staff applicable to the Offer; provided, however, that Acquisition Sub shall not be required to extend the Offer and the Expiration Date to a date later than the End Date.

(f)                                   Upon the terms and subject to the conditions of this Agreement, the Common Stock Offer Price and Preferred Stock Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Company Series A Preferred Stock occurring on or after the date hereof and prior to the Acceptance Time, and such adjustment to the Common Stock Offer Price and Preferred Stock Offer Price shall provide to the holders of Company Common Stock and Company Series A Preferred Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)                                  Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof.  In the event that this Agreement is validly terminated pursuant to the terms hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly (and in any event within twenty-four (24) hours of such termination or the next Business Day, if terminated on a non-Business Day), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock or Company Series A Preferred Stock pursuant to the Offer and shall cause any depository acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock and Company Series A Preferred Stock to the registered holders thereof.

Section 2.2                                    Actions of Parent and Acquisition Sub.

(a)                                 On the Offer Commencement Date, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and form of the related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the “Offer Document”) and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock and Company Series A Preferred Stock. Parent and Acquisition Sub agree that they shall cause the Offer Documents filed by either Parent or Acquisition Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law.  Each of Parent, Acquisition Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock and Company Series A Preferred Stock, in each case as and to the extent required by applicable Law and subject to the terms and conditions of this Agreement.  The Company shall promptly furnish or otherwise make available to Parent, Acquisition Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a).  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC.  Parent and Acquisition Sub agree to provide the Company and its counsel with copies of any comments (including a summary of any oral comments) that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Acquisition Sub, any shares of Company Common Stock and Company Series A Preferred Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Acquisition Sub or to an agent of Acquisition Sub.  The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement, and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents disseminated to the holders of the shares of Company Common Stock and Company Series A Preferred Stock.

(b)                                 Without limiting the generality of Section 9.10, and subject in all respects to the other terms and conditions of the Agreement and the Offer Conditions, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any shares of Company Common Stock and Company Series A Preferred Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement. Parent and Acquisition Sub shall, and each of Parent and Acquisition Sub shall ensure that all of their respective controlled Affiliates shall, tender any shares of Company Common Stock and Company Series A Preferred Stock held by them into the Offer.

(c)                                  The Parties expressly elect to have this Agreement and the transactions contemplated by this Agreement governed by Section 251(h) of the DGCL and Parent and Acquisition Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3                                    Actions of the Company.

(a)                                 On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock and Company Series A Preferred Stock, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock and Company Series A Preferred Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their Company Common Stock and Company Series A Preferred Stock pursuant to the Offer (the “Company

Board Recommendation”).  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and/or the dissemination thereof to holders of Company Common Stock and Company Series A Preferred Stock; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation.  The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b)                                 To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock and Company Series A Preferred Stock. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent or Acquisition Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b).  To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock and Company Series A Preferred Stock together with the Offer Documents disseminated to the holders of Company Common Stock and Company Series A Preferred Stock.

(c)                                  Neither the Company Board nor any committee thereof shall, except as permitted by Section 2.3(d) or Section 6.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Acquisition Sub, the Company Board Recommendation, (ii) approve, recommend or declare advisable any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iv) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (v) below) has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within five (5) Business Days upon receipt of a request from Parent to do so; provided, that, Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made, (v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer, (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in clause “(i)” or clause “(vi)” being referred to as a “Change in Recommendation”), or (vii) cause the Company to enter into any letter of intent, memorandum of understanding, agreement in principle or contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”) or otherwise resolve or agree to do so.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)                                     make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if (and prior to taking such action): (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, (1) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (2) that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement, including a copy of such Alternative Acquisition Agreement) specifying in reasonable detail the reasons therefor, including all required information under Section 6.2(b) (which notice shall not constitute a Change in Recommendation); (D) during the five (5) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as may be renewed pursuant to clause “(F)” below, the “Notice Period”), the Company shall, and shall cause its financial advisors, legal counsel and its representatives to, negotiate with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the Notice Period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that (1) such Acquisition Proposal constitutes a Superior Proposal, and (2) the failure to make a Change in Recommendation and/or terminate this Agreement pursuant to Section 8.1(f) to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; and (F) in the event of any material amendment to the terms of any Superior Proposal (including any financial terms), the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause “(C)” above and a new Notice Period under this Section 2.3(d)(i) shall commence, during which time the Company shall be required to comply with the requirements of this Section 2.3(d)(i)

anew with respect to such additional notice, except that such Notice Period shall be two (2) Business Days instead of five (5) Business Days; or

(ii)                                  make a Change in Recommendation not related to an Acquisition Proposal if (and prior to taking such action): (A) any Change in Circumstances arises; (B) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; (C) the Company delivers to Parent a written notice (the “Change in Circumstances Notice”) stating that the Company Board intends to effect a Change in Recommendation and specifying in reasonable detail the facts and circumstances causing such Change in Recommendation to be necessary, and such Change in Recommendation is not effected prior to the fifth Business Day after Parent receives from the Company the Change in Circumstances Notice; (D) during such five (5) Business Day period commencing on the date of Parent’s receipt of the Change in Circumstances Notice (as may be renewed pursuant to clause “(F)” below, the “Change in Circumstances Notice Period”), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that a Change in Recommendation would no longer be necessary; (E) after the expiration of the Change in Circumstances Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor and after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; and (F) in the event of any material change to the facts and circumstances specified by the Company pursuant to clause “(C)” above, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause “(C)” above and a new Change in Circumstances Notice Period under this Section 2.3(d)(ii) shall commence, during which time the Company shall be required to comply with the requirements of this Section 2.3(d)(ii) anew with respect to such additional notice, except that such Change in Circumstances Notice Period shall be two (2) Business Days instead of five (5) Business Days.

(e)                                  In connection with the Offer, the Company shall instruct its transfer agent to furnish to Acquisition Sub a list, as of the most recent practicable date, of all record and beneficial holders of Company Common Stock and Company Series A Preferred Stock and their addresses, as well as mailing labels containing such names and addresses.  The Company will furnish Acquisition Sub with such additional information (including any security position listings in the Company’s possession) and assistance as Acquisition Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock and Company Series A Preferred Stock.  All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Acquisition Sub in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Acquisition Sub only in connection with the communication of the Offer to the holders of Company Common Stock and Company Series A Preferred Stock.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease.  The Company will continue as the Surviving Corporation. The Merger shall be governed by Section 251(h) of DGCL and shall be effected as soon as practicable following consummation of the Offer.

Section 3.2                                    Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3                                    Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, at 10:00 a.m. local time as soon as practicable following the Acceptance Time (or at such other time and location as agreed upon by the Parties in writing), subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article 7 by the Parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for filing.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).  From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and the Acquisition Sub, all as provided in the DGCL.

Section 3.4                                    Certificate of Incorporation and Bylaws; Directors.  At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)                                 the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Planet Payment, Inc.” and subject to Section 6.9, and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law;

(b)                                 the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Planet Payment, Inc.” and subject to Section 6.9, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.9, amended in accordance with applicable Law; and

(c)                                  from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.5                                    Conversion of Company Common Stock.

(a)                                 Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Common Stock or Company Series A Preferred Stock:

(i)                                     Each share of Company Common Stock and Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time other than shares of Company Common Stock and Company Series A Preferred Stock that are owned by stockholders (“Dissenting Stockholders”) who have properly demanded in compliance in all respects with Section 262 of the DGCL and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such shares (“Excluded Shares”) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Common Stock Offer Price or Preferred Stock Offer Price, as applicable (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock and Company Series A Preferred Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each Company Stock Certificate formerly representing shares of Company Common Stock or Company Series A Preferred Stock, or Book Entry Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 3.6.

(ii)                                  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.6.

(iii)                               At the Effective Time, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the

Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(iv)                              Any shares of Company Common Stock and Company Series A Preferred Stock then held by the Company in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(v)                                 Any shares of Company Common Stock and Company Series A Preferred Stock then held by Acquisition Sub that were accepted for payment by Acquisition Sub in the Offer shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)                                 Subject to Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock or Company Series A Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock and Company Series A Preferred Stock is converted in the Merger shall be adjusted to the extent appropriate.

Section 3.6                                    Payment for Company Common Stock and Company Series A Preferred Stock.

(a)                                 Prior to the Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Common Stock and Company Series A Preferred Stock to receive the aggregate Common Stock Offer Price and Preferred Stock Offer Price to which holders of such shares shall become entitled pursuant to Section 2.1(b) and to act as agent for the holders of shares to receive the aggregate Merger Consideration to which holders of such shares shall become entitled pursuant to Section 3.5. Promptly after (and in any event no later than the third Business Day after) the Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make the payment of the aggregate Common Stock Offer Price and Preferred Stock Offer Price payable pursuant to Section 2.1(b). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 3.5 (together with the amount deposited pursuant the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Common Stock Offer Price and Preferred Stock Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  To the extent Parent becomes aware that (i) there are any losses with respect to any such investments or (ii) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 2.1(b) and Section 3.5, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to make such payments pursuant to Section 2.1(b) and Section 3.5, taking into account any payments already made from the Payment Fund.

(b)                                 As promptly as practicable (and in no event less than five (5) Business Days) after the Effective Time, Parent and the Surviving Corporation shall use commercially reasonable efforts to cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and Company Series A Preferred Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock or Company Series A Preferred Stock in exchange for payment therefor.  Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.12), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(e), the transferee of the Company Common Stock or Company Series A Preferred Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.5.  Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c)                                  On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares.  Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d)                                 If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e)                                  In the event of a transfer of ownership of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock or Company Series A Preferred Stock to a transferee of such Company Common Stock if the Company Stock

Certificate (if applicable) previously representing such Company Common Stock or Company Series A Preferred Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)                                   The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

Section 3.7                                    Company Compensatory Awards.

(a)                                 Termination of Company Equity Incentive Plans. Except as otherwise agreed to by the Parties in writing, (i) the Company Equity Incentive Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of any Acquired Company thereof shall be cancelled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(b)                                 Company Common Stock Options. Immediately prior to, and contingent upon the consummation of, the Closing, each Company Common Stock Option, to the extent then-unvested, shall immediately vest and become exercisable and, at the Effective Time, each then-outstanding Company Common Stock Option shall be cancelled, (i) in the case of a Company Common Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Common Stock Option immediately prior to the Effective Time, an amount (subject to any applicable withholding Tax) in cash (without interest thereon) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Common Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Common Stock Option, and Parent shall, or shall cause the Surviving Corporation to, pay to the holders of such Company Common Stock Options such amount as soon as practicable after the Effective Time in accordance with Section 3.7(d), or (ii) in the case of any Company Common Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Common Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Common Stock Option. Prior to the Effective Time, the Company shall deliver to the holders of Company Common Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(c)                                  Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock Award, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions and repurchase rights thereon shall lapse and all such shares of Company Restricted Stock Awards shall be converted automatically into the right to receive at the Effective Time an amount in cash (without interest thereon) equal to the product of (i) the total number of shares subject to Company Restricted Stock Awards (with the number of shares subject to Company Restricted Stock Awards subject to one or more performance conditions deemed to be equal to target levels) and (ii) the Merger Consideration.

(d)                                 Payment Procedures.  At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate consideration payable pursuant to this Agreement to any holder of Company Compensatory Awards. Promptly after the Effective Time, the applicable holders of Company Compensatory Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such Company Compensatory Awards that are cancelled and converted pursuant to Section 3.7(b) or Section 3.7(c), as applicable. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Company Compensatory Awards pursuant to Section 3.7(b) or Section 3.7(c) as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than two (2) Business Days thereafter).

Section 3.8                                    Appraisal Rights.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, any Company Common Stock or Company Series A Preferred Stock that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 3.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL.  From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.  If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) payment for such Appraisal Shares in accordance with Section 3.5.

(b)                                 The Company (i) shall give Parent prompt written notice of any demand, or any withdrawal or attempted withdrawal of such demand,  by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock or Company Series A Preferred Stock pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity and right to control all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or waive any failure to timely deliver a written demand (or an appraisal or agree to do any of the foregoing) without the consent of Parent.

(c)                                  For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Common Stock or Company Series A Preferred Stock outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand, and have properly demanded, their appraisal rights under Section 262 of the DGCL with respect to such Company Common Stock or Company Series A Preferred Stock.

Section 3.9                                    Merger Without Meeting of Stockholders.  The Merger shall be governed by Section 251(h) of the DGCL.  The Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10                             Further Action.  If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

Section 3.11                             Withholding of Tax. After consultation with and providing adequate written notice to the Company, each of Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Series A Preferred Stock, Company Common Stock Options and/or Company Restricted Stock Awards such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent and withheld amounts are paid over to the applicable Governmental Entity in accordance with Laws or Order, then for all purposes of this Agreement such amounts shall be treated as having been paid to the former holder of a Company Stock Certificate or Company Common Stock Option in respect of which such deduction and withholding was made.

Section 3.12                             Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Company Stock Certificate without any interest thereon.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) other than with respect to Sections 4.1, 4.3a), 4.3b), 4.5 as further limited by clause (B) below, and 4.16, (A) as set forth in the Company SEC Documents filed or furnished by the Company with or to the SEC at least two Business Days prior to the date hereof, to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and (B), with respect to Section 4.5, only to the extent such Company SEC Document was filed after December 31, 2016, and in each case, for further excluding from the Company SEC Documents (i) any exhibits thereto and (ii) any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company represents and warrants to each of Parent and Acquisition Sub as follows:

Section 4.1                                    Due Organization and Good Standing; Subsidiaries.

(a)                                 Each of the Acquired Companies (i) is a corporation or other Entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Section 4.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than short term investments.

Section 4.2                                    Organizational Documents.  The Company has made available to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the certificate of incorporation and by-laws (or similar Organizational Documents) of the Company and each material Subsidiary of the Company, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 6.1(a)) between the date hereof and the Closing Date.  As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Company Common Stock, of which 60,376,616  were issued and 49,995,262 outstanding as of October 24, 2017 (the “Measurement Date”), including 113,893 shares of Company Common Stock subject to Company Restricted Stock Awards subject solely to time-based vesting and 396,500 shares of Company Common Stock subject to Company Restricted Stock Awards subject in whole or in part to performance-based vesting at target performance levels; and (ii) 10,000,000 shares of convertible preferred stock, of which 1,535,398 were issued and outstanding as of October 24, 2017. All of the outstanding Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  As of the Measurement Date: (A) 5,638,122 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Common Stock Options; and (B) 4,688,237 shares of Company Common Stock were reserved for issuance upon the conversion of outstanding shares of Company Series A Preferred Stock, subject to adjustment on the terms set forth in the Certificate of Designation and Company Certificate of Incorporation.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding.  From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of the Company Common Stock other than the issuance of Company Common Stock upon the exercise of Company Common Stock Options.  Prior to the date of this Agreement, the Company has provided to Parent a schedule including each outstanding Company Compensatory Award and, with respect to each such outstanding Company Compensatory Award, each holder thereof, the number of shares of Company Common Stock subject to each such Company Compensatory Award, vesting schedule and exercise or base price, as applicable.

(b)                                 Except as set forth in the Company’s Certificate of Incorporation or Certificate of Designation, (i) none of the outstanding Company Common Stock or Company Series A Preferred Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock or Company Series A Preferred Stock is subject to any right of first refusal in favor of any of the

Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock or Company Series A Preferred Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock, Company Series A Preferred Stock or other securities.

(c)                                  Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)                                 Except as set forth in Section 4.3(d) of the Company Disclosure Schedule and for changes since October 24, 2017 resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)                                  Section 4.3(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Subsidiary of the Company (each, a “Company Subsidiary”) and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever, other than Permitted Encumbrances.  As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(f)                                   Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.4                                    SEC Filings; Financial Statements.

(a)                                 All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2015 (the “Company SEC Documents”) have been filed with the SEC on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)                                  The Company and each Company Subsidiary have established and maintained effective disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined by Rule 13a-15 or 15d-15 under the Exchange Act). The Company is, and has been since January 1, 2015, in compliance in all material respects with all current listing requirements of NASDAQ and each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(d)                                 From the date of the filing of the Company 10-K to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(f)                                   As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(g)                                  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h)                                 As of the date hereof, except as reflected on the Most Recent Balance Sheet, none of the Acquired Companies has liabilities of any nature (whether accrued, absolute, contingent or otherwise) except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities that have not had a Company Material Adverse Effect; (iv) liabilities that are not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, and (v) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

(i)                                     Since January 1, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any Company Subsidiary was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.5                                    Absence of Certain Changes.  Since the date of the Most Recent Balance Sheet through the date hereof, except as disclosed in the Company 10-K or in Company SEC Documents since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement, the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Company Material Adverse Effect.

Section 4.6                                    Intellectual Property Rights.

(a)                                 Section 4.6(a) of the Company Disclosure Schedule lists all Patents owned or purported to be owned by the Acquired Companies (“Company Patents”), registered and material unregistered Marks owned or purported to be owned by the Acquired Companies

(“Company Marks”), registered Copyrights owned or purported to be owned by the Acquired Companies (“Company Copyrights”).

(b)                                 Except as set forth in Section 4.6(b) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     the Acquired Companies are the sole legal and beneficial owners of the Company Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

(ii)                                  all Company Patents, Company Marks and Company Copyrights that have been issued by or registered with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are subsisting and have been duly prosecuted (in compliance with all procedural requirements under applicable Law) and maintained (including the payment of maintenance fees), and are not expired, cancelled or abandoned, and are, to the Knowledge of the Company, valid and enforceable, except for those issuances, registrations or applications expressly indicated on Section 4.6(a) of the Company Disclosure Schedule as items that the Company has, as of the date hereof, permitted to expire or has cancelled or abandoned, in its reasonable business judgment;

(iii)                               there are no, and since January 1, 2015 there have been no, pending or, to the Knowledge of the Company, threatened Legal Proceedings against any Acquired Company alleging that the conduct of the business of such Acquired Company as currently conducted and as conducted since January 1, 2015, infringes or otherwise violates, or has infringed or otherwise violated, the rights of any Person in or to any Intellectual Property Assets (“Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid, unenforceable, not registrable or not owned by an Acquired Company;

(iv)                              the conduct of the business of the Acquired Companies as currently conducted and as conducted since January 1, 2015, does not infringe or otherwise violate, and has not infringed or otherwise violated since January 1, 2015, the rights of any Person in or to (i) to the Knowledge of the Company, any Patents of any Third Party, or (ii) any other Third Party IP Assets;

(v)                                 all current and former employees and consultants who contributed to the discovery or development of any of the Company Software or other Company Intellectual Property Assets (A) did so either (1) in the case of employees, within the scope of his or her employment such that, subject to and in accordance with applicable Law, all Intellectual Property Assets arising therefrom became the exclusive property of an Acquired Company or (2) pursuant to written agreements assigning, subject to applicable Law, all Intellectual Property Asset rights arising therefrom to an Acquired Company and (B) are subject to reasonable confidentiality obligations with respect to confidential information of the Acquired Companies;

(vi)                              to the Knowledge of the Company, there is no, nor has there been since January 1, 2015 any, infringement or other violation by any Person of any of the Company Intellectual Property Assets, and none of the Acquired Companies has brought since January 1, 2015 any claim or lawsuit against any Third Party alleging such infringement or other violation or challenging the validity, enforceability, registrability or ownership of any Third Party IP Assets;

(vii)                           none of the Acquired Companies is the subject of any judgment, decree or settlement agreement with respect to Intellectual Property Assets that restrict an Acquired Company’s rights to use any Intellectual Property Assets; and

(viii)                        the Company has taken reasonable security measures to protect the secrecy of all Trade Secrets owned or purported to be owned by the Acquired Companies (the “Company Trade Secrets”) and all other material information with respect to which it has written confidentiality obligations, in favor of a Third Party, including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets or such other confidential information to execute a binding confidentiality agreement and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(c)                                  The Acquired Companies maintain and have maintained, and since January 1, 2015 have been, in compliance in all material respects with, plans, policies and procedures regarding privacy and security of Personal Data and IT Systems that are commercially reasonable and that are designed to ensure that the Acquired Companies are in compliance with Industry Security Standards applicable to the Company and all applicable Laws and contractual obligations concerning privacy and security of Personal Data and IT Systems. The Acquired Companies are, and since January 1, 2015 have been, in compliance in all material respects with the Industry Security Standards and applicable Laws and contractual obligations pertaining to data privacy and security of Personal Data and IT Systems.  To the Knowledge of the Company, there have been no material unauthorized accesses, losses or thefts of data or security breaches relating to any Personal Data or IT Systems used or held for use in the businesses of the Acquired Companies.  None of the Acquired Companies has received written notice of any investigations, claims or lawsuits related to privacy or security of any Personal Data or IT Systems, there are and have been no such lawsuits nor, to the Knowledge of the Company, such investigations or claims.

(d)                                 (i) To the Knowledge of the Company, the Acquired Companies’ “Merchant Accounting System” (“MAS”), “Planet Switch”, “Commercial Services Platform” (“CSP”), and “Planet Payment Gateway” (“iPay”) systems and any other material IT System owned by the Acquired Companies and used in the conduct of the business as currently conducted (in each case, including the currency conversion functionality used in such systems) (each, a “Material System”), and any material Company Software, are free from material defects that would result in a breach of the written warranties made by the Acquired Companies to their customers under the applicable governing Contracts with respect to such Company Software (including, to the extent applicable, programming or design errors or deficiencies, viruses, and disabling, malicious or unauthorized code that may be used without authorization to access, modify, delete or damage Software or IT Systems), and (ii) there has not been any material disruption in the operation of any of the Material Systems since January 1, 2015.

(e)                                  To the Knowledge of the Company, the Software used in the Material Systems comprises, in all material respects, only (A) Company Software and (B) generally commercially available Software licensed in on the vendor’s generally applicable non-exclusive license terms (excluding any royalty payment obligations).  The Acquired Companies maintain a complete, reasonably annotated and updated copy of the source code for Company Software and any other Software compiled by the Acquired Companies for use in the Material Systems, as well as all relevant development and compilation tools, to readily generate executable versions of all material Company Software used to operate the Material Systems in the ordinary course of the Business.  No third party has or has had any right or interest in or to any source code for any material Company Software, whether direct, contingent (such as through an escrow arrangement or contingent or springing license grant or release) or otherwise, other than non-exclusive access to only limited portions of such source code from time to time to contractors and consultants solely to perform software development and other services for the Acquired Companies.

(f)                                   Except as set forth in Section 4.6(f) of the Company Disclosure Schedule, the Material Systems do not include Open Source Code.  To the Knowledge of the Company, the Acquired Companies have not used, conveyed/distributed or modified Company Software with, or included in or combined any Company Software with, any Open Source Code in any manner that has rendered any material Company Software or third-party Software to be Open Source Code.  The Acquired Companies have complied in all material respects with the terms of all contracts pursuant to which they use Open Source Code.

Section 4.7                                    Title to Assets; Real Property.

(a)                                 With respect to all assets other than the Real Property, the Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, lease and have valid leasehold interest in, each of the material tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date) free of any liens or Encumbrances (other than Permitted Encumbrances).

(b)                                 None of the Acquired Companies owns any Owned Real Property.

(c)                                  Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property.  The applicable Acquired Company has a valid and binding leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not have or would not reasonably be expected to

have, individually or in the aggregate, a Company Material Adverse Effect.   The Company has made available to Parent true, correct and complete copies of all leases, subleases or similar agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Leases”) for each Leased Real Property.  Each Lease is legal, valid, binding and enforceable against the applicable Acquired Company and in full force and effect, subject to proper authorization and execution of such Lease by the other parties thereto, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 4.7(c) of the Company Disclosure Schedule or except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Lease is subject to any sublease or sublicense of the applicable Acquired Company’s interest therein. No Acquired Company is in breach or default under any Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default would not have a Company Material Adverse Effect.

Section 4.8                                    Contracts.

(a)                                 Except as filed as exhibits to the Company SEC Documents, and except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract, arrangement, commitment or understanding:

(i)                                     that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                  pursuant to which any Acquired Company received customer revenues for the 2016 fiscal year in excess of $2,000,000;

(iii)                               evidencing a commitment of any Acquired Company to make a capital expenditure or loan in excess of $250,000 (except with respect to equipment lease financing in the ordinary course of business); and

(iv)                              relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $250,000;

(v)                                 pursuant to which (A) a Third Party has granted or transferred to any Acquired Company any license or other right, title or interest with respect to any Intellectual Property Asset that is material to any Material System or that is otherwise material to the business of the Acquired Companies, excluding any Contract (1) with an employee, individual contractor and/or consultant entered into in the ordinary course of business for performance of their services to any Acquired Company, or (2) for unmodified commercial off the shelf software that is made available for a cost of less than $100,000 for the 2016 fiscal year or (B) any Acquired Company has granted or transferred to any Third Party any material right, title or interest with respect to Software or Intellectual Property Assets, other than any Contract to the extent containing non-exclusive rights or licenses granted by the Acquired Companies in the ordinary course of business to (a) their customers to use the Acquired Companies’ products and services and (b) service providers, contractors, consultants and other vendors solely to provide their respective services to the Acquired Companies;

(vi)                              pursuant to which any Acquired Company obtains any infrastructure as a service, platform as a service, software as a service or other outsourcing or data processing services, that is material to any Material System or Company Software or that is otherwise material to the business of the Acquired Companies;

(vii)                           (A) restricts the ability of any Acquired Company to compete in any business or with any Person in any geographical area, (B) requires any Acquired Company to conduct any business on a “most favored nations” basis with any Third Party, or (C) provides for “exclusivity” or any similar requirement in favor of any Third Party;

(viii)                        provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), businesses (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of a Third Party that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out”, indemnification, payment or similar obligations on the part of any Acquired Company;

(ix)                              the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is party to such Contract);

(x)                                 other than with respect to any partnership that is wholly owned by the Company or any wholly owned Company Subsidiary, relating to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which an Acquired Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person; and

(xi)                              the type of contract or arrangement that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)                                 Each Contract, arrangement, commitment or understanding of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.  As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  No Acquired Company has received written notice of any of the foregoing or any written notice from any other party under any Material Contract of an intent to terminate, cancel, materially change the scope of any rights under or fail to renew such Material Contract and no Acquired Company, nor, to the Knowledge of the Company, any other party to any Material Contract, has repudiated in writing any provision thereof.

Section 4.9                                    Compliance.

(a)                                 Compliance with Laws; Permits.  Each of the Acquired Companies, to the Knowledge of the Company, is in, and since January 1, 2015 has been in, compliance with all Laws and any operating rules, regulations, requirements, guidelines and standards of applicable associations, payment card networks (the “Card Associations”) and NACHA, in each case applicable to its businesses, except where the failure to comply with such Laws, rules, regulations, requirements, guidelines or standards would not have a Company Material Adverse Effect.  None of the Acquired Companies has, during the one-year period prior to the date hereof: (a) received any written notice from any Governmental Entity regarding any material violation by any of the Acquired Companies of any Laws; or (b) provided any written notice to any Governmental Entity regarding any material violation by the Acquired Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof, except for such notices that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All approvals, permits, franchises, grants, licenses, easements, variances, consents, certificates, clearances, permissions, qualifications, registrations, orders, exceptions, exemptions and similar authorizations of all Governmental Entities and any registrations with Card Associations needed for the Acquired Companies to own, lease and operate their properties and assets and to carry on their business as they are now conducted have been obtained by them and are valid and in full force and effect, except as would not have or reasonably be expected to have a Company Material Adverse Effect.  No representation or warranty is made in this Section 4.9 with respect to Tax matters, which shall be addressed exclusively by Section 4.11 (Tax Matters) and Section 4.12 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 4.14 (Environmental Matters).

(b)                                 Prohibited Payments.  Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, none of the Acquired Companies, any director, or officer, nor, to the Knowledge of the Company, any agent or employee of the Acquired Companies or other Person acting for or on behalf or at the direction of the Acquired Companies has, in the course of its actions for, or on behalf of, any of them: (i) used any corporate funds for any unlawful contribution, gift, or entertainment, or other unlawful expenses relating to political activity or (ii) made or offered any direct or indirect unlawful payment to any foreign or domestic Government Official from corporate funds

(c)                                  Anticorruption Laws. To the Knowledge of the Company, during the last five (5) years, none of the Acquired Companies has received any written communication that alleges that the Acquired Companies, or any representative or other Person acting for or on behalf of or at the direction thereof is, or may be, in material violation of, or has, or may have, any material liability under, Anticorruption Laws.  Except as would not have a Company Material Adverse Effect, since October 1, 2012, the Acquired Companies have been and are in compliance with all Anticorruption Laws, and neither the Acquired Companies nor any of its directors or officers, nor to the Knowledge of the Company, any agent or employee of the Acquired Companies has, directly or indirectly, given, made, or offered to give or make any benefit that would violate any Anticorruption Law.  The Acquired Companies have implemented, maintain, and enforce a system of internal controls reasonably designed to ensure compliance with Anticorruption Laws by them and their respective directors, officers, agents, and employees.

(d)                                 Import/Export Compliance. Each of the Acquired Companies has at all times during the past two (2) years conducted its export transactions in accordance with (i) all applicable U.S. international trade laws, including the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Executive Orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) imposing embargoes and restrictions on transactions with designated countries and parties, including individuals and Entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the anti-boycott regulations administered by the U.S. Department of Commerce, and the U.S. Department of the Treasury; the Export Administration Act of 1979, as amended; the Export Administration Regulations; the Arms Export Control Act, as amended; and the International Traffic in Arms Regulations and (ii) all other applicable international trade laws in other countries in which the Company conducts business, except, in each case, for any instances of noncompliance that would not have a Company Material Adverse Effect.

(e)                                  Compliance with Sanctions and Anti-Money Laundering Laws.

(i)                                     None of the Acquired Companies nor any of their respective directors, officers, or employees is a Sanctioned Person.

(ii)                                  The Acquired Companies and their respective directors, officers, and employees are in compliance with, and have not previously within the past five years violated, Sanctions or Anti-Money Laundering Laws, except for any failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               The Acquired Companies have in place adequate controls and systems designed to ensure compliance with Sanctions and Anti-Money Laundering Laws that are applicable in each of the jurisdictions in which the Acquired Companies do business.

Section 4.10                             Legal Proceedings; Orders.

(a)                                 As of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against the Acquired Companies that is or would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 As of the date hereof, there is no Order, specific to the Acquired Companies under which any of them is subject to ongoing obligations that is or would reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Since January 1, 2015, no Acquired Company has received any written notice alleging any non-compliance or violations of Law from, or any written notice of any actual or pending investigations by, any Governmental Entity, that is or would reasonably be expected to be material to the Acquired Companies, taken as a whole.  To the Knowledge of the Company, there is no pending or threatened investigation by any Governmental Entity with respect to the Acquired Companies that is or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 No Acquired Company is subject to any outstanding legal restraint (whether temporary, pending or permanent).

Section 4.11                             Tax Matters.

(a)                                 The Acquired Companies have filed with the appropriate Governmental Entities all income and other material Tax Returns that are required to be filed by them. All such Tax Returns were correct and complete in all material respects. All income and other material Taxes due and owing by the Acquired Companies have been timely paid (whether or not shown to be due on any Tax Returns). None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. No claim has ever been made in writing by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation in that jurisdiction. There are no security interests or other Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(b)                                 The Acquired Companies have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c)                                  There is no dispute concerning any Tax Liability of the Acquired Companies raised by any Governmental Entity in writing to the Acquired Companies that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.

(d)                                 None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(e)                                  The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Acquired Companies on or prior to the date hereof for all tax periods beginning on or after January 1, 2015.

(f)                                   There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes (including, without limitation, gross up or other tax sharing or allocation provisions contained in any credit agreement, lease or other commercial agreement).

(g)                                  None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any Liability for the Taxes of any Person (other than any Acquired Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(h)                                 None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution that was intended to qualify, in whole or in part, under Sections 355(a) of the Code.

(i)                                     None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)                                    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any post-Closing period as a result of any (A) change in method of accounting for a pre-Closing period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing Date; (C) installment sale made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (E) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law).

(k)                                 None of the Acquired Companies have a permanent establishment in any jurisdiction other than its jurisdiction of incorporation or formation.

(l)                                     The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with material related party transactions among or between the Company and one or more Subsidiaries (or among or between Subsidiaries).

(m)                             None of the Acquired Companies are or have been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Acquired Companies are a transferor of a “United States real property interest” (as defined in Section 897(c) of the Code).

Section 4.12                             Employee Benefit Plans.

(a)                                 Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan.  With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto, or if no such plan document exists, a description of such Company Benefit Plan, and all related trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the IRS Forms 5500 (including schedules and attachments) and financial statements as filed for the past three (3) years and (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)                                 None of the Acquired Companies maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. None of the Acquired Companies has any Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c)                                  Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a current favorable determination or opinion letter from the IRS as to its qualified status or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under an IRS pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d)                                 Each Company Benefit Plan has been established, maintained, funded and administered in material compliance with their terms and applicable Law. With respect to each Company Benefit Plan, all required or recommended payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(e)                                  There are no pending or, to the Knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan.

(f)                                   Except (i) as set forth in Section 4.12(f) of the Company Disclosure Schedule or (ii) as contemplated by Section 3.7 of this Agreement, the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event) will not (A) entitle any employee, officer or director of the Company to any severance, retention or change in control or any other payment or benefit or (B) accelerate the time of payment of or vesting in, or increase the amount of or payment of, any benefits or compensation under any Company Benefit Plan.

Section 4.13                             Labor Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies are in compliance with all applicable Law and Orders governing labor and employment, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(b)                                 The Acquired Companies are neither party to, nor bound by, any CBA; the employees of the Acquired Companies are not represented by a labor union or works council with respect to their employment with the Acquired Companies, and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies.  Within the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened “Unfair Labor Practice” (as defined in the National Labor Relations Act) charges, material grievances, material arbitrations, strikes, slowdowns, picketing, work stoppages or other material labor disputes by the employees of the Acquired Companies.

(c)                                  No Legal Proceeding by any Company employee for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, or any other Law.  No discrimination, illegal harassment and/or retaliation Legal Proceeding by any Company employee, is pending or, to the Knowledge of the Company, threatened against the Acquired Companies or employee, officer or director of the Company under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal labor or employment Law or comparable state fair employment practices act.  To the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, threatened against the Acquired Companies under any applicable Law.

(d)                                 To the Knowledge of the Company, no employee or former employee of the Acquired Companies is in violation, in any material respect, of any employment agreement, non-disclosure agreement, non-competition agreement or any other restrictive covenant: (i) to any of the Acquired Companies, or (ii) to a former employer of any such employee (A) relating to the right of any such employee to be employed by any of the Acquired Companies or (B) to the knowledge or use of trade secrets or proprietary information of others relating to any of the Acquired Companies.

(e)                                  Within the past three (3) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated the WARN Act, and the Acquired Companies are and have been in material compliance with all notice and other requirements under the WARN Act.

Section 4.14                             Environmental Matters.  Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Acquired Companies is and has been in compliance with all applicable Environmental Law and possesses and is and has been in compliance with all required Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies, (iii) to the Knowledge of the Company, none of the Acquired Companies or any of their predecessors has owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, or is liable for or caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Acquired Companies or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Acquired Companies or their predecessors, which in each case would reasonably be expected to result in an Environmental Claim, (iv) to the Knowledge of the Company, there has been no exposure of any Person to any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Acquired Companies, (v) none of the Acquired Companies has received any written claim or notice of violation from any Governmental Entity alleging that the Acquired Companies is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials and (vi) none of the Acquired Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental Law or Hazardous Materials. All environmental reports, assessments, audits and other similar documents in the possession or control of the Acquired Companies, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, have been made available to Parent.

Section 4.15                             Insurance.  From January 1, 2015 through the date hereof, none of the Acquired Companies has received any written communication notifying the Company of any (a) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company.  As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16                             Authority; Binding Nature of Agreement.  The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement.  The Company Board has (a) determined that the Offer is in the best interests of the Company’s stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company, (c) declared that this Agreement is advisable, (d) resolved to make the Company Board Recommendation and (e) elected to enter into this Agreement and consummate the transactions contemplated by this Agreement pursuant to Section 251(h) of

DGCL.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the tendering of Company Common Stock representing such percentage of Company Common Stock (and each class and series thereof) that, absent Section 251(h) of the DGCL, would be required to adopt and approve this Agreement and the filing of the appropriate merger documents as required by the DGCL.  This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.17                             No Vote Required.  Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Acquisition Sub’s representation and warranty set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.18                             Non-Contravention; Consents.  Except, in the case of clauses (b) and (c) below, for violations and defaults that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock and Company Series A Preferred Stock by Acquisition Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) cause a default on the part of any Acquired Company under any Material Contract.  Except as may be required by the Exchange Act, the DGCL, the listing requirements of the NASDAQ, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect (provided, that for purposes of this Section 4.18, clause (ix) of the definition of a Company Material Adverse Effect shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.19                             Section 203 of the DGCL.  The Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger.

Section 4.20                             Opinion of Financial Advisor.  The Company Board has received the opinion of FTP Securities LLC, dated as of October 26, 2017, to the effect that (subject to various qualifications, limitations and assumptions set forth in such opinion) the Common Stock Offer Price was fair, from a financial point of view, to the holders of Company Common Stock (other than as set forth in such opinion) as of October 26, 2017, other than Parent, Acquisition Sub and their respective Affiliates, a true and complete signed copy of which opinion will be made available to Parent promptly following the date of this Agreement for information purposes only.

Section 4.21                             Brokers.  No broker, finder or investment banker (other than Financial Technology Partners LP and FTP Securities LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer, the Merger, the Support Agreements or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  A true and complete signed copy of the Contract between any Acquired Company, on the one hand, and Financial Technology Partners LP and FTP Securities LLC, on the other hand, relating to the foregoing fees or commissions (the “Financial Advisor Agreement”) has been made available to Parent prior to the date hereof.

Section 4.22                             Schedule 14D-9.  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.  On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9.   None of the information supplied or to be supplied by or on behalf of any Acquired Company for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time the Offer Documents are mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.23                             Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth herein, none of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1                                    Due Organization and Good Standing.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of England and Wales and the Laws of the State of Delaware, respectively, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2                                    Legal Proceedings; Orders.

(a)                                 As of the date hereof, there is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against Parent or Acquisition Sub that is or would reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 As of the date hereof, there is no court Order, specific to Parent or Acquisition Sub, under which Parent or Acquisition Sub is subject to ongoing obligations that is or would reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  To the Knowledge of Parent, there is no pending or threatened investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other controlled Affiliate of Parent that is or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.3                                    Authority; Binding Nature of Agreement.

(a)                                 Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement.  The board of directors of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its stockholder, (ii) declared that this Agreement is advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL.  Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4            Non-Contravention; Consents.  Except for violations and defaults that would not reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; or (ii) cause a violation by Parent or Acquisition Sub of any Law applicable to Parent or Acquisition Sub.  Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5            Not an Interested Stockholder.  Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company.  Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6            Financing.

(a)           Parent has access to and will have, and will cause Acquisition Sub to have, at the Acceptance Time and the Closing the funds necessary to consummate the Offer, the Merger and the other transactions contemplated herein, including without limitation payment in cash of the aggregate Common Stock Offer Price and Preferred Stock Offer Price at the Acceptance Time, the aggregate Merger Consideration on the Closing Date, the aggregate amounts payable to holders of Company Common Stock Options and Company Restricted Stock Awards, and all related fees and expenses, in each case through cash, marketable investments and/or existing credit facilities.

(b)           Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent, Acquisition Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Acquisition Sub hereunder.

Section 5.7            Ownership of Company Common Stock.  Neither Parent nor any of Parent’s controlled Affiliates, directly or indirectly owns, and during the past three (3) years,

neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Common Stock, including Company Series A Preferred Stock.

Section 5.8            Offer Documents.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.  On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.9            Information in Schedule 14D-9.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.10          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 5.11          Acquisition Sub. As of the date hereof, the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Acquisition Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.12          Stockholder, Labor and Employee Matters.  Neither Parent nor Acquisition Sub has: (a) other than the Support Agreements, entered into any employment agreement, or made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any of the Company’s stockholders, directors, officers or employees, or any other Contract with such Persons relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) offered employment to any of the Company’s stockholders, directors, officers or employees, (c) had discussions with any of the Company’s stockholders, directors, officers or employees regarding the future terms of their employment after the Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s stockholders, directors, officers or employees.

ARTICLE 6

COVENANTS

Section 6.1            Interim Operations of the Company.  The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the transactions contemplated by this Agreement or (v) as required by the rules or regulations of NASDAQ, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(a)           amend the Company Certificate of Incorporation, the Company Bylaws or other comparable charter or Organizational Documents of Company Subsidiaries (whether by merger, consolidation or otherwise);

(b)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.1(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (iv) purchase, redeem or otherwise acquire any Company securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) enter into any amendment or other modification to the terms of any indebtedness for borrowed money of the Acquired Companies;

(c)           (i) issue, deliver, sell, grant, pledge, transfer, subject to any lien or dispose of any Company securities, other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Common Stock Options that are outstanding on the date hereof, in accordance with the equity award’s terms as in effect on the date hereof, or (y) the conversion of any Company Series A Preferred Stock outstanding as of the date of this Agreement, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)           adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e)           (i) grant, pay or award, or commit to grant, pay or award, any bonuses or incentive compensation (including any equity-based awards and compensation) to any employee of the Acquired Companies or any independent contractor of the Acquired Companies, (ii) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s current or former directors or executive officers, except for (A) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (B) increases made in the ordinary course of business consistent with past practice with respect to executive officers with less than $150,000 of annual compensation or (C) increases required under any Company Benefit Plan or under applicable Law, (iii) hire, terminate the employment of, or promote any employee of the Acquired Companies, except (A) in the ordinary course of business consistent with past practice with respect to non-executive employees who receive less than $150,000 of annual compensation and (B) termination of employment for cause, (iv) other than in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any material Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement) or (v) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan;

(f)            acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

(g)           except as set forth in the Company’s capital budget provided to Parent prior to the date hereof or for capitalized software, in accordance with GAAP, make or authorize any capital expenditure in excess of $300,000;

(h)           except in the ordinary course of business consistent with past practice, (A) amend or modify in any material respect, or waive any material rights under or voluntarily terminate, any Material Contract, (B) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, or (C) amend or modify the Financial Advisor Agreement;

(i)            sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any Company Intellectual Property Assets, material assets or material properties except (i) with respect to assets or properties other than Software and other Intellectual Property Assets, pursuant to existing Contracts or commitments, (ii) non-exclusive licenses of Company Software and other Company Intellectual Property Assets to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of supplies and similar tangible inventory or used equipment in the ordinary course of business, or (iv) Permitted Encumbrances incurred in the ordinary course of business;

(j)            change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(k)           (i) incur or assume any long-term or short-term indebtedness except in respect of (A) indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (B) equipment or capital leases entered into in the ordinary course of business or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(l)            waive any non-competition, non-solicitation or other restrictive covenants applicable to the employees of the Acquired Companies;

(m)          (1) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies) or (B) results in no monetary or other material non-monetary obligation of any Acquired Company; provided that (x) the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.8 or Section 6.11, as applicable, and (y) the foregoing shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim that (a) provides for the grant to any Third Party of a license or other grant of rights to any material Intellectual Property Assets or (b) would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or (2) commence any material Legal Proceeding, other than in the ordinary course of business;

(n)           adopt or implement any stockholder rights plan or similar arrangement;

(o)           revoke, or amend any material Tax election relating solely to a member of the Acquired Companies, make a material Tax election relating solely to a member of the Acquired Companies that is inconsistent with past practice, or amend any material position on a Tax Return of any member of the Acquired Companies, enter into any closing agreement with any Tax authority in respect of Taxes of any member of the Acquired Companies, or settle any claim or assessment relating to Taxes of any member of the Acquired Companies; or

(p)           authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies.

Section 6.2            No Solicitation.

(a)           The Company will not, and shall cause each of its Subsidiaries and the officers and directors of the Company and its Subsidiaries, not to and will instruct, and use commercially reasonable efforts, to cause its representatives not to:

(i)            solicit, initiate, endorse, or knowingly encourage or knowingly facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry or any proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii)           furnish any information regarding the Company to any Person in connection with, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii)          engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or

(iv)          approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than any confidentiality agreement contemplated by this Section 6.2).

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal if, and only to the extent that: prior to providing any non-public information and/or engaging in any discussions or negotiations with any Third Party in response to such Acquisition Proposal, (A) the Company receives from such Third Party (or there is then in effect with such party) an executed confidentiality agreement on terms not more favorable in any material respect to such Third Party than those contained in the Confidentiality Agreement and which shall not prohibit the Company from complying with the terms of Section 2.3(d) or this Section 6.2; and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b)           If the Company receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal or Acquisition Inquiry.

(c)           The Company shall, and shall ensure that its representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.  The Company also agrees that (i) to the extent it has not previously done so, it will promptly request each Third Party that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving, or the acquisition of, the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any Third Party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party, unless the Company Board has determined in good faith after consultation with outside legal counsel that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Company Board, and (iii) the Company shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement.

(d)           Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain any Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, in each case, only if the Company in good faith determines (after consultation with its outside legal counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) furnishing a copy or excerpts of this Agreement to any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry or communicating with such Person to the extent necessary to direct such Person to the provisions of this Section 6.2; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(d).

Section 6.3            Filings; Other Action.

(a)           Each of the Company, Parent and Acquisition Sub shall: (i) as promptly as practicable, and in no event later than fifteen (15) Business Days following the date hereof make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Laws with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the transactions contemplated by this Agreement; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; provided, however, that: (A) in no event shall the Company be required or permitted to pay, prior to the Effective Time, any fee (except for customary fees to Governmental Entities), penalty or other consideration to any Person for any consent or approval required for the consummation of any of the transactions contemplated by this Agreement; (B) subject to Section 8.3(a), in no event shall Parent be required to pay any fee, penalty or other consideration to any Person for any consent or approval in connection with the transactions contemplated by this Agreement; and (C) notwithstanding anything in this Agreement to the contrary (including clause “(a)” of this Section 6.3), Parent shall not have any obligation to divest or dispose of any asset or business of Parent, Acquisition Sub, the Company or any of their respective Affiliates or take any action or accept any condition or undertaking that individually or together with any other such action, condition or undertaking would, or would reasonably be expected to, result in a material adverse effect on the business, financial condition, results of operations of either the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole (each, a “Burdensome Restraint”). Without limiting the generality of the foregoing, each of Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement and (B) shall use its reasonable best efforts to promptly take, and cause its controlled Affiliates to take, actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement.  Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, that, subject to reasonable limitations limiting access to outside counsel, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)           Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Laws, each Party shall: (i) give the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other Parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger.  Each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each Party will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)           Subject to the terms of this Agreement, in the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced  challenging the Offer or the Merger or any of the other transactions contemplated by this Agreement and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Acquisition Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

Section 6.4            Access.  Upon reasonable advance written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ employees, customers, vendors, partners, properties, books, records and contracts  and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law (it being agreed that, with respect to subclauses (a), (b) and (c), that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention); or (e) materially interfere with the conduct of the Acquired Companies’ business.  All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as “Evaluation Material” of the Acquired Companies for purposes of the Confidentiality Agreement. No investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto or otherwise limit or affect the remedies available to Parent. All requests for access pursuant to this Section 6.4 must be directed to the General Counsel of the Company or another Person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Acquisition Sub shall not, and shall cause their respective representatives not to, contact any customer or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Acquisition Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

Section 6.5            Interim Operations of Acquisition Sub.  During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6            Publicity.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter until the Effective Time, the Company and Parent shall consult with each other before issuing any press release or making any public announcements or scheduling a press conference or conference calls with investors or analysts with respect to this Agreement or the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such other public announcement without the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) a party hereto may, without the prior consent of the other Parties, issue any press release or make any public statement or other announcement as may be required by Law or Order, by the rules of NASDAQ or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, if it has used its commercially reasonable efforts to consult with the other Parties and to obtain such Parties’ consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, and (ii) the Company and Parent will not be obligated to engage in such consultation or obtain any such consent with respect to any communication (1) that is principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other party), or (2) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, independent contractors, customers, suppliers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement and upon development of such plan, Parent and the Company shall comply with such plan.  Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication; provided that the Company and Parent will not be obligated to engage in such consultation or obtain any such consent with respect to any communication that is principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party).

Section 6.7            Other Employee Benefits.

(a)           For a period of not less than twelve (12) months after the Closing Date or, if later, until December 31, 2018, Parent shall or shall cause the Surviving Corporation to provide to each employee of the Acquired Companies who continues employment with Parent or the Surviving Corporation following the Effective Time (each, a “Continuing Employee”) with (i) salary or base pay and target bonus and commission opportunities that, in the aggregate, are not less favorable than as provided to each such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding defined benefit plan benefits, equity and equity-based compensation) that, in the aggregate, are not less favorable than as provided to each such Continuing Employee immediately prior to the Effective Time.

(b)           Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time.  With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c)           Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms (including terms relating to the amendment or termination of such plans, agreements and arrangements) all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change-in-control provisions therein) applicable to employees of the Company and in effect immediately prior to the Effective Time.

(d)           If directed by Parent in writing at least ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), effective not later than the Business Day immediately preceding the Acceptance Time. In the event that Parent requests that such 401(k) Plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(e)           Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans or any Company Benefit Plan assumed by Parent, in each case, in accordance their terms, (iii) create a right in any employee to employment with Parent or the Surviving Corporation, or (iv) create any third-party beneficiary rights in any employee of the Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Corporation may maintain.

Section 6.8            Compensation Arrangements.  Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9            Indemnification; Directors’ and Officers’ Insurance.

(a)           For a period of six (6) years from the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to (i) each indemnification agreement in effect between any Acquired Company and any Indemnified Party and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Organizational Documents of the Acquired Companies, in each case, as in effect on the date hereof.  The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Acquired Companies’ Organizational Documents on the date hereof and, for a period of six (6) years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b)           Without limiting the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, regulatory, legislative administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of any Acquired Company occurring at or prior to the Effective Time or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 6.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. Notwithstanding anything to the contrary contained in this Section 6.9(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement without the prior written consent of the Indemnified Party unless such settlement provides for a full and unconditional release of the Indemnified Party. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance, prior to the final disposition of any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following written request by an Indemnified Party therefor, all reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, Legal Proceeding, arbitration, investigation or inquiry, in accordance with the terms of the Organizational Documents of the Acquired Companies and any indemnification agreement between any Acquired Company and any Indemnified Party, each as in effect as of the date of this Agreement (subject to such Indemnified Party providing an undertaking to repay such advanced expenses to Parent and the Surviving Corporation, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification pursuant to this Section 6.9).

(c)           From the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date hereof with respect to any action or omission or alleged action or omission occurring before or at the Effective Time, including with respect to any of the transactions contemplated by this Agreement, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Acquired Companies prior to the date of this Agreement (the “Maximum Amount”); provided, however, that in lieu of the foregoing, and notwithstanding anything to the contrary contained above, the Company may obtain a prepaid “tail” policy (the “Tail Policy”) prior to the Effective Time, which policy provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Effective Time with respect to any action or omission or alleged action or omission occurring before or at the Effective Time, including with respect to any of the transactions contemplated by this Agreement. Parent shall cause any such Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, further, that in no event shall the Company be obligated to pay more than the Maximum Amount for such Tail Policy.

(d)           In the event any Acquired Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.9.

(e)           The rights of each Indemnified Party under this Section 6.9 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. This Section 6.9 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time.  This Section 6.9 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  Section 6.9 may not be amended, altered or repealed after the Acceptance Time without the prior written consent of the affected Indemnified Party.

(f)            For purposes of this Agreement, each individual who is or was an officer or director of any Acquired Company at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

Section 6.10          Section 16 Matters.  Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any Company Common Stock Options or shares subject to Company Restricted Stock Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11          Transaction Litigation.  The Company shall promptly advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation.  The Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation.  For purposes of this Section 6.11, “participate” means that Parent will be kept reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Following the Effective Time, the Indemnified Parties may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation.

Section 6.12          Financing.

(a)           Prior to the Closing, the Company and its Subsidiaries shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the respective representatives of the Company and its Subsidiaries to, provide reasonable and customary cooperation to the extent reasonably requested by Parent in connection with the arrangement of the term loan and revolving loan facilities financing sought by Parent or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement (the “Financing”), including using commercially reasonable efforts to: (i) participate in a reasonable number of meetings, presentations and due diligence sessions with prospective lenders in the Financing (but not more than one (1) primary bank meeting), in each case, upon reasonable advance notice and at mutually agreeable dates, locations and times; (ii) provide reasonable assistance with the preparation by Parent of customary materials for bank information memoranda and similar customary marketing documents required to be delivered in connection with arranging the Financing, and, to the extent requested by Parent at least two (2) Business

Days prior to the Closing Date, provide customary and reasonably required “know-your customer” information; and (iii) furnish historical financial information regarding the Company reasonably requested by the Parent in connection with the Financing; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall the Company, its Subsidiaries or its representatives be required to prepare or furnish to any Person any pro forma financial information, any financial or other information that is not currently readily available to the Company and its Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent, or to obtain review of any financial or other information by its accountants.

(b)           Notwithstanding anything to the contrary in this Section 6.12:

(i)            nothing in this Section 6.12 will require any cooperation to the extent the same would (A) unreasonably interfere with the ongoing operations of the Company and/or its Subsidiaries, (B) cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach by the Company of this Agreement (provided that if Parent and Acquisition Sub agree in writing to waive such breach, then this Section 6.12(b)(i)(B) shall not excuse failure by the Company and its Subsidiaries to cooperate in accordance with Section 6.12(a)) or (C) reasonably be expected to conflict with, violate, breach or otherwise contravene (1) any organizational document of the Company and/or its Subsidiaries, (2) any Law and/or (3) any agreement or arrangement to which the Company or its Subsidiaries is a party;

(ii)           none of the Company, its Subsidiaries or their respective directors, officers, employees or representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any Financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any Financing is obtained or pledge any collateral with respect to any Financing the effectiveness of which is not contingent upon the Closing or that would otherwise be effective prior to the Effective Time;

(iii)          no director, officer, employee or other representative of the Company or any of its Subsidiaries shall be required to deliver any certificate or opinion that such director, officer, employee reasonably believes, in good faith, contains any untrue certifications or opinions, as applicable;

(iv)          nothing herein shall require the Company or any of its Subsidiaries or representatives to cause the delivery of any legal opinions; and

(v)           neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or have any liability or obligation, including any indemnification obligation, under any agreement or any document related to any Financing, in each case, until the Effective Time.

(c)           Parent shall (i) promptly upon request by the Company (and in any event, prior to the Closing), reimburse the Company, its Subsidiaries and their Affiliates for all reasonable and documented out-of-pocket fees and expenses of the Company, its Subsidiaries and their Affiliates, including without limitation, all reasonable and documented fees and expenses of their advisors, counsel and accountants incurred in connection with such requested cooperation, and (ii) indemnify and hold harmless the Company, its Subsidiaries and their Affiliates and representatives against any claim, loss, damage, injury, liability, Order, award, judgments, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel and accountants) or settlement payment incurred as a result of such cooperation in connection with the Financing and any information utilized in connection therewith (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and ratings agencies). Each of Parent and Acquisition Sub acknowledges and agrees that its obligations under this Agreement to consummate the transactions contemplated by this Agreement, including without limitation the Offer and the Merger, shall not be conditioned in any respect on Parent’s and/or Acquisition Sub’s receipt of proceeds from, or any other aspect of, the Financing.

(d)           Notwithstanding anything to the contrary in this Agreement, the condition set forth in “2(e)” of Annex I, as it applies to the Company’s obligations under this Section 6.12, shall be deemed to be satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 6.12, and such breach has been the primary and direct cause of the Financing not being obtained.  “Willful” means, with respect to any agreement or covenant, where the breaching party knows an action or omission is, or would reasonably be expected to result in, a breach of such agreement or covenant.

Section 6.13          Financing Obligations of Parent.

(a)           Parent shall keep the Company and its counsel reasonably informed of material developments in respect of the arrangement, documentation and consummation of the Financing process and shall provide the Company with true, correct and complete copies of all executed commitment letters, engagement letters and (subject to customary redactions of fee amounts) fee letters in connection therewith (collectively, the “Debt Financing Letter”) related to the Financing.  Parent shall provide the Company, upon reasonable request, with copies of any material definitive documents related to the Financing (including drafts thereof) and such other information and documentation regarding the Financing and any syndication efforts as shall be reasonably requested to allow the Company to monitor the progress of such financing activities, in each case subject to any redactions for commercially sensitive information.

(b)           All non-public or other confidential information provided by the Company, its Subsidiaries or their respective Affiliates or representatives pursuant to Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement and any other applicable terms of this Agreement; provided that Parent shall be permitted to disclose customary financial and other information with respect to the Company and its business to potential lenders and their respective representatives in connection with the Financing provided such lenders have entered into confidentiality arrangements with Parent prior to such disclosure.

(c)           Parent and Acquisition Sub shall provide the Company a reasonable opportunity for prior review and consent (such consent not to be unreasonably withheld, delayed or conditioned) to all material information (that is not otherwise publicly available) regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other marketing materials in connection with the Financing; provided that failure by the Company to respond after two (2) Business Days of written request by Parent of such information shall be deemed to be consent by the Company as to use of such information.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1            Consummation of the Offer.  Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment the Company Common Stock and Company Series A Preferred Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2            No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)           by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time;

(b)           by Parent or the Company upon prior written notice to the other at any time after April 30, 2018 (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c)           by Parent or the Company upon prior written notice to the other at any time prior to the Acceptance Time if there shall be any Law enacted after the date hereof and remaining in effect that makes the acceptance for payment of, or the payment for, Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that to the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)           by Parent or the Company upon prior written notice to the other if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions (subject to Section 6.12(d)), or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Acquisition Sub having accepted for payment any Company Common Stock and Company Series A Preferred Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant (subject to Section 6.12(d)) required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e)           by Parent upon prior written notice to the Company at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(c), of the Company’s intention to make a Change in Recommendation in advance of making an Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation); provided, however that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the notice of termination pursuant to this Section 8.1(e) is delivered by Parent to the Company within ten (10) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 8.1(e);

(f)            by the Company upon prior written notice to Parent in connection with the Company Board causing the Company to enter into an Alternative Acquisition Agreement to accept a Superior Proposal, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d)(i) with respect to such Superior Proposal; provided that, concurrent payment of the Termination Fee pursuant to Section 8.3 shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.1(f);

(g)           by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company (subject to Section 6.12(d)) shall have occurred that would cause a failure of the conditions set forth in clauses “(2)(d),” “(2)(e)” and “(2)(f)” of Annex I to exist; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period;

provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Acquisition Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(h)           by the Company upon prior written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Acquisition Sub shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Acquisition Sub from consummating the Offer, the Merger or any other transactions contemplated herein; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement (subject to Section 6.12(d)) pursuant to Section 8.1(g); or

(i)            by the Company upon prior written notice to Parent if Acquisition Sub fails to commence the Offer in accordance with Section 2.1 on or prior to November 22, 2017 or if Acquisition Sub fails to consummate the Offer in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement (subject to Section 6.12(d)) that has been the cause of, or resulted in, Acquisition Sub’s failure to commence the Offer in accordance with the terms of this Agreement.

Section 8.2            Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b). Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that any failure of Parent or Acquisition Sub to satisfy its obligation to accept for payment or pay for Company Common Stock and Company Series A Preferred Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 7, will be deemed to constitute an intentional and material breach of a covenant of this Agreement. The Parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3            Expenses; Termination Fee.

(a)           Except as set forth in this Section 8.3 and Section 6.12, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated herein shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.  For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(b)           If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(g), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced and (C) the Company consummates an Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause “(i)”) within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal, which Acquisition Proposal is subsequently consummated; (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in the case of each of clauses “(i)” through “(iii),” the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $7,712,711 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause “(i)” of the preceding sentence of this (b), within two (2) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause “(ii)” of the preceding sentence of this (b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause “(iii)” of the preceding sentence of this (b), concurrently with a termination of this Agreement under Section 8.1(f).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof.  Subject to Section 8.2(b), in the event that Parent shall receive full payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions or any matters forming the basis for such termination.

(c)           The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement.  In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee and Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and in the event the Parent or Acquisition Sub commences a suit that results in a judgment against the Company for the Termination Fee (or portion thereof), the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1            Amendment.  Prior to the Effective Time, subject to Section 6.9, this Agreement may be amended with the mutual agreement of the Company and Parent at any time; provided, however, that this Section 9.1 and Sections 9.5, 9.6, 9.11 and 9.12 may not be amended in a manner adverse to the Financing Sources without the Financing Sources’ prior written consent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.2            Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3            No Survival of Representations and Warranties.  None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time.

Section 9.4            Entire Agreement.  This Agreement, the Support Agreements, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.  Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Acquisition Sub and its representatives except as expressly set forth in this Agreement, and, except as contemplated by this Agreement, neither the Company nor any other Person shall be subject to any liability to Parent or Acquisition Sub or any other Person resulting from the Company’s making available to Parent or Acquisition Sub or Parent’s or Acquisition Sub’s use of such information, or any information, documents or material made available to Parent or Acquisition Sub in any due diligence materials provided to Parent or Acquisition Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement; (c) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5            Applicable Law; Jurisdiction.  This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  Each of the Parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Notwithstanding anything herein to the contrary, each Acquired Company and its Affiliates (a) agree that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise against the Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts of the United States, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action against the Financing Sources Related Parties to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.7 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action against the Financing Sources Related Parties in any such court and (e) agrees that a final judgment in any such action against the Financing Sources Related Parties shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.6            Assignability; Parties in Interest.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns.  This Agreement shall not be assignable by any party without the express written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock or Company Series A Preferred Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock or Company Series A Preferred Stock and holders of Company Common Stock Options and Company Restricted Stock Awards), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock or Company Series A Preferred Stock and holders of Company Common Stock Options and Company Restricted Stock Awards immediately prior to the Effective Time) and Section 6.9 (which, from and after the Acceptance Time shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit or remedy of any nature; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its stockholders in the event of any breach by Parent or Acquisition Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Acquisition Sub; provided, further, however, that the Financing Sources Related Parties (if any) shall be express Third Party beneficiaries of Sections 9.1, 9.5, 9.11 and 9.12 (in each case, solely to the extent relating to the Financing Sources Related Parties), each of such Sections shall expressly inure to the benefit of the Financing Sources Related Parties and the Financing Sources Related Parties (if any) shall be entitled to rely on and enforce the provisions of such Sections with respect to the Financing Sources Related Parties.

Section 9.7            Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c)

on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Acquisition Sub or the Surviving Corporation, to:

Fintrax Group
Martin House, Galway Business Park
Dangan, Galway, H91A06C, Ireland
Attention:  John Glynn
E-mail: john.glynn@fintrax.com

with a copy to (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Sean C. Doyle

Facsimile: (917) 777-2554
E-mail: sean.doyle@skadden.com

if to the Company, (prior to the Merger), to:

Planet Payment, Inc.
670 Long Beach Boulevard

Long Beach, NY 11561

Attention:  David R. Fishkin

Facsimile:  (516) 670-3520
E-mail: dfishkin@planetpayment.com

with a copy to (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:  James A. Matarese

Blake Liggio

Facsimile: (617) 523-1231
E-mail: jmatarese@goodwinlaw.com
bliggio@goodwinlaw.com

Section 9.8            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9            Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10          Parent Guarantee.  Parent shall cause Acquisition Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Acquisition Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Acquisition Sub of each of the covenants, obligations and undertakings required to be performed by Acquisition Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Acquisition Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Acquisition Sub in the first instance.  As applicable, references in this Section 9.10 to “Acquisition Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11          Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The Parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCES RELATED PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING, ANY DOCUMENTS RELATED TO THE FINANCING OR THE PERFORMANCE THEREOF OR OF SERVICES WITH RESPECT THERETO).  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCES RELATED PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO) WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 9.12          Financing Source Non-Recourse.  Notwithstanding anything in this Agreement, none of the Acquired Companies or any of their respective Affiliates or their Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, controlling persons, stockholders, assignees or representatives (collectively, the “Company Related Parties”), shall have any rights or claims against any Financing Sources Related Parties, and the Company Related Parties hereby acknowledge that the Financing Sources Related Parties shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by any Company Related Party, in each case arising out of or relating to this Agreement, the Financing, or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Sources Related Parties with respect to the foregoing.  In no event shall the Company or any of its respective Affiliates, and the Company agrees not to and to cause its Affiliates not to (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages in connection with this Agreement or the Financing from, any Financing Sources Related Party or (ii) seek to enforce any commitment in connection with this Agreement or the Financing against, make any claims for breach of any debt commitment letter in connection with this Agreement or the Financing against, or seek to recover monetary damages from, or otherwise sue in connection with this Agreement or the Financing, the Financing Sources Related Parties.  No Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortuous nature in connection with this Agreement or the Financing.  Nothing in this Section 9.12 shall in any way limit or qualify the obligations and liabilities of the parties to any financing commitment letter, engagement letter, credit agreement or other financing agreement entered into in connection with this Agreement or the transactions contemplated therein to each other or in connection therewith.

Section 9.13          Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)           All references to a document or instrument having been made available to Parent shall be deemed to include the making available of such document or instrument to Parent’s counsel, to Parent’s legal or financial advisor or to any other representative of Parent, including by posting such document in an electronic data room.

(f)            All references in this Agreement to “$” are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Planet Payment, Inc.
a Delaware corporation

By:	/s/ David Fishkin
Name: David Fishkin
Title: Senior Vice President, General Counsel and Secretary

Franklin UK Bidco Limited
a company incorporated under the Laws of England and Wales

By:	/s/ Marc Frappier
Name: Marc Frappier
Title: Director

Fintrax US Acquisition Subsidiary, Inc.
a Delaware corporation

By:	/s/ Patrick Waldron
Name: Patrick Waldron
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

(1)           Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), Acquisition Sub shall not be obligated to accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return the tendered Company Common Stock and Company Series A Preferred Stock promptly after termination or withdrawal of the Offer), pay for any Company Common Stock and Company Series A Preferred Stock validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered and not validly withdrawn shares of Company Common Stock and Company Series A Preferred Stock that, considered together with all other shares of Company Common Stock and Company Series A Preferred Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock and Company Series A Preferred Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of (x) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (y) solely with respect to any shares of Company Series A Preferred Stock that remain outstanding as of immediately prior to the Acceptance Time (but, for the avoidance of doubt, without duplication with respect to Company Series A Preferred Stock that have converted into the right to receive shares of Company Common Stock), the total number of shares of Company Common Stock into which such outstanding shares of Company Series A Preferred Stock are convertible, plus (z) the total number of shares of Company Common Stock that the Company would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into share of Company Common Stock (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (such condition, the “Common Stock Minimum Condition”), (ii) there shall have been validly tendered and not validly withdrawn shares of Company Series A Preferred Stock that, considered together with all other shares of Company Series A Preferred Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Series A Preferred Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of the total number of shares of Company Series A Preferred Stock that remain outstanding as of immediately prior to the Acceptance Time (but, for the avoidance of doubt, without duplication with respect to Company Series A Preferred Stock that have converted into the right to receive shares of Company Common Stock) (such condition, the “Preferred Stock Minimum Condition”, and together with the Common Stock Minimum Condition, the “Minimum Condition”), and (iii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated.

(2)           In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act

(relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock and Company Series A Preferred Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock and Company Series A Preferred Stock validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of this Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(a)           the Agreement shall have been terminated in accordance with its terms;

(b)           any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits, or issued a final and nonappealable Order, or taken any other action, that is in effect and permanently restrains, enjoins or otherwise prohibits, in each case, the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or imposes a Burdensome Restraint;

(c)           any Governmental Entity shall have instituted any litigation or other administrative or judicial action or Legal Proceeding (which remains pending at what would otherwise be the Acceptance Time) before any United States court or other Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;

(d)           (i) other than the representations set forth in clauses (ii) and (iii) below, all other representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.1(a) (Due Organization and Good Standing) (solely to the extent relating to the Company), Section 4.16 (Authority; Binding Nature of Agreement) and Section 4.21 (Brokers) shall not have been true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date); and (iii) the representations and warranties set forth in Section 4.3(a) (Capitalization) shall not have been true and correct in all respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for any de minimis inaccuracies;

(e)           the Company shall not have performed or complied in all material respects with the obligations, agreements and covenants required to be performed by it under the Agreement (subject to Section 6.12(d));

(f)            the Company shall not have delivered to Parent dated as of the Expiration Date a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(d) and (2)(e) have been satisfied as of immediately prior to the Expiration Date; or

(g)           since the date of the Agreement, there shall have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub; provided that the Minimum Condition may be waived by Parent and Acquisition Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.